VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

HOUSTON, March 13 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY), today announced higher revenues and proved reserves in 2007 compared with 2006, although net income was affected by an increased depletion rate, a higher effective income tax rate and a dry hole cost.

The Company said its total oil and gas sales for the year ended December 31, 2007 were $125.0 million, up 27% from $98.3 million in 2006. Operating income for the year was $68.7 million, down 8% from $74.3 million in 2006. Net income for 2007 decreased to $19.1 million, or $0.32 per diluted share, from $40.3 million, or $0.67 per diluted share in 2006. In 2007, net income included a pre-tax charge of $8.1 million for an unsuccessful well in the North Sea. Depletion costs for 2007 were higher due to higher depletion rates at the Avouma and South Tchibala fields in the Etame concession, which commenced production in January 2007. Income taxes increased $11.4 million, primarily due to higher commodity prices and increased production.

Robert L. Gerry, III, Chairman and CEO, stated, "VAALCO continues to pursue its strategy to add proved reserves, revenues and maintain strong cash flow, through accelerated exploration and production from our Etame properties offshore Gabon and our other high potential properties including onshore Gabon and offshore Angola."

VAALCO sold 1,759,000 net barrels of oil equivalent at an average price of $71.16 per barrel during 2007, compared with 1,554,000 barrels of oil equivalent at an average price of $63.26 in 2006. It ended 2007 with 6.2 million barrels of total proved reserves, up from 6.0 million barrels at year-end 2006. Total proved plus probable reserves were 10.4 million barrels at year-end 2007.

"The replacement of reserves in 2007 reflects the continued performance of our fields on the Etame concession and the positive impact of higher oil prices," Gerry said.

In the meantime, Gerry noted that the 2008 production outlook is for continued year-over-year expansion. "In 2007, we substantially increased production from our Etame properties offshore Gabon to approximately 22,500 gross barrels per day, while accelerating our exploration activities. Production from our South Tchibala and Avouma fields at Etame began in January 2007 and accelerated during the fourth quarter following the start of upgrades to our contracted FPSO. The platform for the Ebouri field is expected to be installed this summer, with first production by year-end. With Ebouri production, year-over-year production increases at Etame should continue through 2009."

Fourth-quarter 2007 oil and gas sales were $37.0 million, up 133% from $15.9 million in 2006. Operating income was $17.4 million for the fourth quarter, up 96% from $8.9 million in 2006. Higher income taxes reduced net income to $2.0 million, or $0.03 million per diluted share for the fourth quarter of 2007, as compared to $5.3 million, or $0.09 per diluted share in the fourth quarter of 2006.

Fourth-quarter sales totaled 424,000 net barrels at an average price of $87.03 in 2007, compared with 277,000 net barrels at an average price of $57.36 per barrel during the fourth quarter of 2006. The last lifting of the quarter occurred on December 31, 2007. Unsold crude oil remaining in the FPSO at year-end was approximately 337,000 barrels.

VAALCO's current exploration and development schedule includes up to seven wells to be drilled in Gabon, Angola and the North Sea over the course of the next six to eighteen months.

"We hope to extend the size of the Ebouri field with a delineation well this summer, which could add approximately 24 million gross recoverable barrels to our reserve estimates," Gerry added. "We also anticipate drilling two new prospects offshore Gabon, and two prospects onshore in Gabon by year-end. Each of the offshore prospects has gross reserve potential in excess of 20 million barrels, while the onshore targets, where VAALCO has a 100% working interest, range in potential from 10 to 20 million barrels."

He added that in Angola, VAALCO is studying a large structure that could be drilled in early 2009. "The structure has target zones above and below the salt, which makes it especially attractive for our first prospect there. We believe our exploration program will yield substantial reserve adds from the drill bit as we are going after approximately 100 million barrels of un-risked reserves net to VAALCO. We look forward to rewarding our shareholders in the months to come with our aggressive drilling program."

Other Items

VAALCO Energy also said that has it received a letter addressed to its Board of Directors from Nanes Delorme Partners I LP, identifying itself as a shareholder of VAALCO and referencing its Schedule 13D filing with the Securities and Exchange Commission. reporting ownership of approximately 8% of VAALCO's common shares. The Company stated that the Board acknowledges receipt of the letter and will evaluate its contents in due course.

The Company has scheduled a conference call on Thursday March 13, 2008 at 10:00 am CDT. Interested parties may participate in the call by dialing either 1-866-418-3599 or 1-847-619-6341 and entering Confirmation Number 20925176.

Conference call replay will be available beginning 1 hour after the conference is over and run through April 12, 2008 by dialing 877-213-9653 or 630-652-3041 and entering passcode 20925176.

This press release includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of resource potential and probable reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at http://www.vaalco.com or from the SEC at http://www.sec.gov.

For further information contact:
W. Russell Scheirman
713-623-0801

Summary financial statistics are provided in the tables below.

Abbreviated financial results:

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited - in thousands of dollars)	2007	2006	2007	2006
Revenues	36,957	15,873	125,044	98,325
Operating costs and expenses	19,529	6,985	56,371	23,995
Operating Income (Loss)	17,428	8,888	68,673	74,330

Other Income (Expense)	809	682	2,940	1,925
Income tax expense	(14,813)	(3,419)	(48,081)	(30,496)
Loss from discontinued operations	--	(1)	(51)	(242)
Minority Interest in earnings of subsidiaries	(1,438)	(860)	(4,429)	(5,174)

Net Income	1,985	5,290	19,052	40,343

Diluted Income per Common Share	$0.03	$0.09	$0.32	$0.67

Proved Reserves:

	Oil (MBbls)	Gas (MMcf)
BALANCE AT DECEMBER 31, 2005	7,827	21
Production	(1,552)	(11)
Revisions of previous estimates	(1,585)	7
Extensions and discoveries	1,306	--
BALANCE AT DECEMBER 31, 2006	5,996	17
Production	(1,756)	(20)
Revisions of previous estimates	1,979	64
BALANCE AT DECEMBER 31, 2007	6,214	61

Summary Statistics:

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2007	2006	2007	2006
Net oil and gas sales (MBOE)	424	277	1,759	1,554
Average price ($/bbl)	$87.03	$57.36	$71.16	$63.26
Production costs ($/bbl)	$9.49	$10.39	$8.57	$7.86
Depletion costs ($/bbl)	$10.41	$5.99	$10.21	$4.32
General and administrative costs ($/bbl)	$4.45	$4.56	$4.55	$1.54
Debt/Proved reserves ($/BOE)	-	-	$0.80	$0.83
Capital Expenditures ($thousands)	-	-	14,520	33,224
Debt/Capitalization ($/$)	-	-	$0.04	$0.04
Cash and cash equivalents ($thousands)	-	-	76,450	60,979
Working capital ($thousands)	-	-	85,779	57,495
Total long term debt ($thousands)	-	-	5,000	5,000

Basic and diluted shares consist of the following:

	Three months ended		Year ended
Item	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Basic weighted average common stock issued and outstanding	59,178,082	58,820,395	59,133,888	58,135,850
Dilutive options	808,976	1,855,462	957,034	2,340,023
Total diluted shares	59,987,058	60,675,857	60,090,922	60,475,874